    As filed with the Securities and Exchange Commission on October 11, 1996

                              Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        CAPITOL COMMUNITIES CORPORATION
             (Exact name of registrant as specified in its charter)

        Nevada                                        88-0361144
(State of incorporation)                  (I.R.S. employer identification no.)

   25550 Hawthorne Boulevard, Suite 207, Torrance, CA 90505,  (310) 375-2266
         (Address and telephone number of principal executive offices)

                     CONSULTANT NON-QUALIFIED STOCK OPTIONS
                            (Full title of the plan)

                                MICHAEL G. TODD
    25550 Hawthorne Boulevard, Suite 207, Torrance, CA 90505, (310) 375-2266
      (Name, address and telephone number of agent for service of process)

                                With a copy to:
                         ELIZABETH BRANDON-BROWN, ESQ.
                             SANCHEZ & AMADOR, LLP
      601 South Figueroa Street, Suite 2300, Los Angeles, California 90017

                        CALCULATION OF REGISTRATION FEE

Title of                  Amount to be             Proposed                  Proposed         Amt. of
of Securities             Registered               Maximum                   Aggregate        Registration
to be Registered                                   Offering Price            Offering         Fee
                                                   Price Per                 Price
                                                   Share
Common Stock,             538,000(1)               $2.65(2)                  $1,426,000       $432.08
$.01 par value
per share

(1) This is the number of shares of common stock issuable upon the exercise of certain non-qualified stock options (collectively, the "Options") issued to (a) Jens Olsen ("Olsen") under that certain Financial Consultant Agreement, dated October 7, 1996, between Capitol Communities Corporation (the "Company") and Olsen, and (b) Steve Telsey ("Telsey") under that certain Financial Consultant Agreement, dated October 7, 1996, between the Company and Telsey.

(2) This is the average of the exercise prices of the Options, which, pursuant to Rule 457(h), is the price upon which the registration fee has been calculated. The options are exercisable at the following exercise prices: 238,000 shares at $2.00, 50,000 shares at $2.50, 50,000 shares at $2.75, 50,000 shares at $3.00, 50,000 shares at
         $3.25, 50,000 shares at $3.50, and 50,000 shares at $4.00.

                                     PART I

         The document(s) containing the information called for in Part I of Form S-8 will be provided to the holders of the options referred to in the footnotes above, as specified by Rule 428(b)(1). Such information is not being filed with or included in this registration statement in accordance with the rules and regulations of the Securities and Exchange Commission (the "Commission").

                                    PART II

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents, which have been filed with the Commission by Capitol Communities Corporation (the "Company" or the "Registrant") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated by this reference and shall be deemed a part hereof:

         (a) The Company's Form 10-SB-12(g) filed with the Commission on September 16, 1996 (the "Form 10-SB Registration Statement"); and

         (b) The description of the Company's common stock, $.01 par value per share (the "Common Stock") contained in the Form 10-SB Registration Statement.

There have been no other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the Form 10-SB Registration Statement filed with the Commission on September 16, 1996.

         All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference in this Registration Statement and to be a part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

         The Company is a Nevada corporation. Section 78.751(1) of the Nevada Revised Statutes ("NRS") authorizes a Nevada corporation to indemnify any director, officer, employee, or corporate agent "who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation" due to his corporate role. Section 78.751(1) extends this protection "against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding





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
if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful."

         Section 78.751(2) of the NRS also authorizes indemnification of the reasonable defense or settlement expenses of a corporate director, officer, employee or agent who is sued, or is threatened with a suit, by or in the right of the corporation. The party must have been acting in good faith and with the reasonable belief that his actions were not opposed to the corporation's best interests. Unless the court rules that the party is reasonably entitled to indemnification, the party seeking indemnification must not have been found liable to the corporation.

         To the extent that a corporate director, officer, employee, or agent is successful on the merits or otherwise in defending any action or proceeding referred to in Section 78.751(1) or 78.751(2), Section 78.751(3) of the NRS requires that he be indemnified "against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense."

         Section 78.751(4) of the NRS limits indemnification under Sections 78.751(1) and 78.751(2) to situations in which either (1) the stockholders, (2) the majority of a disinterested quorum of directors, or (3) independent legal counsel determine that indemnification is proper under the circumstances.

         Pursuant to Section 78.751(5) of the NRS, the Company may advance an officer's or director's expenses incurred in defending any action or proceeding upon receipt of an undertaking. Section 78.751(6)(a) provides that the rights to indemnification and advancement of expenses shall not be deemed exclusive of any other rights under any bylaw, agreement, stockholder vote or vote of disinterested directors. Section 78.751(6)(b) extends the rights to indemnification and advancement of expenses to former directors, officers, employees and agents, as well as their heirs, executors and administrators.

         Regardless of whether a director, officers, employee or agent has the right to indemnity, Section 78.752 allows the corporation to purchase and maintain insurance on his behalf against liability arising from this corporate role.

         Article VII, Section 7 of the Company's Bylaws restates the above-referenced indemnification provisions of the NRS. Article 9 of the Company's Articles of Incorporation requires the Company, to the fullest extent permitted by Nevada law, to indemnify all persons whom it shall have the power to indemnify under said law against any and all expenses, liabilities or other matters referred to in or covered thereby, without excluding any other rights to which the party to be indemnified may have. These rights continue as to persons who have ceased to be agents of the Company and inures to the benefit of such persons' heirs, executors and administrators.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

         Not Applicable.

ITEM 8.  EXHIBITS.

          All exhibits required by Item 601 Regulation S-B were previously filed as an Exhibit to the Form 10-SB Registration Statement of the Registrant and are incorporated herein by this reference, except those marked with an asterisk, which are filed herewith.

Exhibit
Number

4.1              Articles of Incorporation of the Registrant, as amended

4.2              Bylaws of the Registrant





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
5                Opinion of Sanchez & Amador, LLP*

23.1             Consent of Sanchez & Amador LLP (included in Exhibit 5)*

23.2             Consent of Joel S. Baum P.A.*

24 Power of Attorney (included on pages 4 and 5 of this Registration Statement)*

ITEM 9.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes, pursuant to Item 512 of Regulation S-B:

         (1) To file, during any period in which Registrant offers or sells the securities registered hereunder, a post-effective amendment to this registration statement to include any additional or changed material information with respect to the plan of distribution.

         (2) That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Torrance, State of California, on October 10, 1996.

                                  CAPITOL COMMUNITIES CORPORATION



                                  By:  /s/ Michael G. Todd,
                                  President, Chairman of the Board, and Director


                               POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Michael G. Todd as his true and lawful attorney-in-fact and agent with full powers of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and any substitutes therefor, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.





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

Signature                       Title                      Date

/s/ Robert Neyland              Director                   October      , 1996


/s/ Herbert Russell             Director                   October      , 1996


/s/ Ronald Campbell             Director                   October      , 1996


/s/ David Paes                  Vice President, Treasurer  October      , 1996





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
                                 EXHIBIT INDEX

          All exhibits required by Item 601 Regulation S-B were previously filed as an Exhibit to the Form 10-SB Registration Statement of the Registrant and are incorporated herein by this reference, except those marked with an asterisk, which are filed herewith.


Exhibit          Description                                                Page

4.1              Articles of Incorporation of the Registrant, as amended

4.2              Bylaws of the Registrant

5                Opinion of Sanchez & Amador, LLP*

23.1             Consent of Sanchez & Amador LLP (included in Exhibit 5)*

23.2             Consent of Joel S. Baum P.A.*

24 Power of Attorney (included on pages 4 and 5 of this Registration Statement)*





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